Exhibit 1.1

ARTICLES OF ASSOCIATION OF

Buhrmann N.V.

with official seat in Maastricht

4 July 2002

Office translation of the complete text of the Articles of Association of Buhrmann N.V., with its official seat in Maastricht, as they read after the deed of amendment executed on 4 July 2002 before G.W.Ch. Visser, civil law notary in Amsterdam, in respect of which a ministerial Statement of No Objections was granted on 4 June 2002, under number NV 2293.

In preparing the attached document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation, and if they do, the Dutch text will govern by law.

In the attached document, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

CHAPTER I.

Definitions.

Article 1.

In these articles of association the following expressions shall have the following meanings:

a.                            the general meeting: the body of the company formed by shareholders and other persons entitled to vote;

b.                           the general meeting of shareholders: the meeting of shareholders and other persons entitled to attend the general meetings;

c.                            depository receipts: depository receipts of shares in the company. Unless the contrary is evident, depository receipts not issued with the cooperation of the company are included therein;

d.                           holders of depository receipts: holders of depository receipts of preference shares A issued with the cooperation of the company. Unless the contrary is evident, those persons who, as a result of a life interest or pledge created in shares, have the rights granted by the law to holders of depository receipts of shares issued with the cooperation of a company are included therein;

e.                            trust office: the trust office which has been designated by the executive board with the approval of the supervisory board for the purpose of issuing depository receipts of preference shares A in the company;

f.                              the distributable part of the capital and reserves: that part of the company’s capital and reserves which exceeds the aggregate of the part of the capital which has been paid-up and called and the reserves which must be maintained by virtue of the law;

g.                           accountant: a “registeraccountant” or other accountant referred to in article 393, Book 2 of the Civil Code, as well as an organisation within which such accountants practice;

h.                           the annual meeting: the general meeting of shareholders held for the purpose of discussion and adoption of the annual accounts;

i.                               subsidiary:

•                                a legal entity in which the company or one or more of its subsidiaries, whether or not by virtue of agreement with other persons who can cast votes, can exercise alone or together more than half of the voting rights in the general meeting of members or shareholders of that legal entity;

•                                a legal entity in respect of which the company or one or more of its subsidiaries is a member or shareholder and, whether or not by virtue of agreement with other persons who can cast votes, alone or together, can appoint or dismiss more than half the management or members of the supervisory board, also in the event all the persons who can cast votes, vote.

A company trading under its own name shall be regarded as a subsidiary, where the company or one or more subsidiaries as partner is fully liable to creditors for debts;

all this with due observance of all provisions of the paragraphs 3 and 4 of article 24a, Book 2 of the Civil Code;

j.                               group company: a legal entity or company with which the company is, in the meaning of article 24b, Book 2 of the Civil Code, joint in a group;

k.                            dependent company:

•                                a legal entity in respect of which the company or one or more dependent companies, solely or jointly and for its or their own account, contribute(s) at least one-half of the issued capital;

•                                a partnership, a (business) undertaking of which is registered in the trade register and for which the company or a dependent company is fully liable as a partner towards third parties for all liabilities;

l.                               Official Price List: the Official Price List of Euronext Amsterdam N.V. or an official publication replacing it;

m.                         Rules relating to Securities (“Fondsenreglement”): the Rules relating to Securities of Euronext Amsterdam N.V.

n.                           the First C shares Issuance Resolution: the resolution of the executive board of the company dated 25 October 1999 pursuant to which preference shares C have been issued and additional preference shares C will be issued in accordance with the terms and conditions set forth therein;

o.                           the First C shares Issue Date: the first issue date of preference shares C pursuant to the First C shares Issuance Resolution.

p.                           Change of Control:

(i)                           any reorganization, merger, consolidation or sale of securities issued by the company resulting in a change in direct and indirect legal or beneficial ownership or the economic interest of more than 50% of the total voting rights of the outstanding shares of the company from that existing immediately prior to such reorganization, merger, consolidation or sale;

(ii)                        any sale, transfer or other disposition of all or substantially all of the assets of the company (other than to any subsidiary or subsidiaries of the company);

(iii)                     any reorganization, merger, consolidation or sale of securities of any subsidiary of the company that directly or indirectly holds the U.S. Office Products business of the company (a “U.S. Office Products Company”) that results in the company owning, directly and indirectly, less than 51% of the voting rights of the outstanding securities of any U.S. Office Products Company;

(iv)                    any sale, transfer or other disposition of assets of any U.S. Office Products Company that results in the direct and indirect economic or beneficial ownership by the company or the direct or indirect interest being less than the greater of (x) 51% of the total assets of all U.S. Office Products Companies on the day after the first issuance of the class C preference shares or (y) 51% of the combined assets of all U.S. Office Products Companies immediately preceding the date of such sale, transfer or other disposition; and

(v)                       the approval by the general meeting of a complete liquidation or dissolution of the company;

q.                           Necigef: Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V.: the Netherlands central securities depository (centraal instituut) as referred to in the Securities Bank Giro Transfer Act (Wet giraal effectenverkeer);

r.                              Necigef-beneficiary: in respect of ordinary shares, a participant (deelgenoot) in the collective deposit (verzameldepot) of ordinary shares of a Necigef-participant, all within the meaning of the Securities Bank Giro Transfer Act;

s.                            Necigef-participant: an institution which is an associated institution (aangesloten instelling) within the meaning of the Securities Bank Giro Transfer Act;

t.                              Necigef Global Certificate: the one single share certificate representing all bearer ordinary shares in issue from time to time referred to in article 5, paragraph 2, of these articles of association.

CHAPTER II.

Name, seat, objects.

Article 2. Name and seat.

1.                            The name of the company is:

Buhrmann N.V..

2.                            The official seat of the company is in Maastricht.

Article 3. Objects.

The objects of the company are to participate in, to manage, to finance and to render services to other companies or enterprises, in particular those companies which operate in the field of the distribution of graphic and office systems, graphic paper and office products, for its own account or for the account of third parties, the manufacturing, processing of and trading of all kinds of paper, cardboard, packing materials, packing and related materials and, in general, to conduct all activities which, in the widest sense, are connected with or conducive to the attainment of the objects set out hereinabove.

CHAPTER III.

Capital and shares. Registers.

Article 4. Authorized capital. Types of shares.

1.                            The authorized capital amounts to seven hundred and thirty-two million euros (EUR 732,000,000.—).

2.                            It is divided into shares of one euro and twenty eurocents (EUR 1.20) each, being:

•                                two hundred and fifty million (250,000,000) ordinary shares;

•                                fifty-four million nine hundred forty thousand (54,940,000) preference shares A;

•                                three hundred and five million (305,000,000) preference shares B; and

•                                sixty thousand (60,000) preference shares C.

3.                            The ordinary shares may, at the choice of the shareholder, be registered shares or bearer shares. The preference shares A and B shall be registered shares. The preference shares C may, at the choice of the shareholder but subject to the approval of the executive board, be registered shares or bearer shares, provided that the above mentioned approval requirement will only apply as long as no listing on the Euronext Amsterdam Stock Exchange for the preference shares C has been obtained.

4.                            Wherever the articles of association refer to shares or shareholders, all four classes of shares mentioned in paragraph 2 shall be understood to be referred to as well as the holders thereof, unless the contrary is evident. Wherever the articles of association refer to preference shares, all three classes of preference shares mentioned in paragraph 2 shall be understood to be referred to.

5.                            The company shall not lend its co-operation to the issue of depository receipts of its preference shares B. The company may, duly observing the provision in article 22 paragraph 1, opening lines and sub b., lend its co-operation to the issue of depository receipts of its ordinary shares and its preference shares A and C.

Article 5. Bearer ordinary shares: Necigef Global Certificate.

1.                            On the occasion of the issuance of ordinary shares any person entitled to receive such share may submit a written request to the company for a registered ordinary share. Without such request, the person entitled to such share shall obtain a bearer ordinary share in conformity with the provisions of this article 5.

2.                            All bearer ordinary shares in issue from time to time shall be represented by one single share certificate (the “Necigef Global Certificate”).

3.                            The company shall have the Necigef Global Certificate kept in safe custody by Necigef for the benefit of the Necigef-beneficiaries.

4.                            The company shall confer a right to a bearer ordinary share on a person by (i) having Necigef enable the company to add an ordinary share to the Necigef Global Certificate, and (ii) by the entitled person designating a Necigef-participant that will accordingly credit him as Necigef-beneficiary in this Necigef-participant’s collective deposit of ordinary shares in the company.

5.                            Without prejudice to the provisions in article 42, paragraph 4, of these Articles of Association, Necigef shall be irrevocably charged with the management of the Necigef Global Certificate and be irrevocably authorised on behalf of the Necigef-beneficiaries to perform all acts in respect of the shares concerned, including acceptance and delivery and lending cooperation in the crediting and debiting of the Necigef Global Certificate.

6.                            No individual bearer ordinary share shall be handed over.

7.                            A Necigef-beneficiary may at any time require the conversion of one or more bearer ordinary shares up to the maximum number he is entitled to into registered ordinary shares. Such conversion of one or more ordinary shares is only allowed to the maximum number for which he is Necigef-participant and shall require (i) the transfer by deed of the shares concerned by Necigef to the Necigef-beneficiary, (ii) the company acknowledging the transfer of the shares concerned, (iii) Necigef enabling the company to have the ordinary shares debited from the Necigef Global Certificate, (iv) the Necigef-participant concerned debiting the Necigef-beneficiary accordingly as a participant in its collective deposit of ordinary shares in the company and (v) the company effecting the entry of the Necigef-beneficiary’s name in the company’s register of shareholders as holder of the registered ordinary shares concerned.

8.                            A holder of registered ordinary shares may at any time require the conversion of such ordinary shares into bearer ordinary shares. Conversion of one or more registered ordinary shares shall require (i) the transfer of the shares concerned by the shareholder to Necigef, (ii) the company acknowledging the transfer of the shares concerned, (iii) Necigef enabling the company to have the ordinary shares credited to the Necigef Global Certificate, (iv) the Necigef-participant crediting the shareholder accordingly as Necigef-beneficiary in its collective deposit of ordinary shares in the Company, and (v) the company effecting the deletion of the shareholder’s name as holder of the shares concerned in the company’s register of shareholders.

9.                            For the purpose of application of the provisions of these Articles of Association, shareholders shall be understood to include Necigef-beneficiaries.

10.                      In the event of the damage, destruction or loss of share certificates, the executive board may issue duplicates. The issue of a duplicate shall render the original document worthless vis-à-vis the company. The new document shall clearly state that it is a duplicate.

Article 6.

Has been deleted.

Article 7.

Has been deleted.

Article 8. Certificates of bearer preference shares C.

The provisions of article 5 equally apply to preference shares C, the terms “ordinary registered shares” and “ordinary bearer shares” being read as “registered preference shares C” and “bearer preference shares C”, respectively, provided that until listing of the preference shares C on the Euronext Amsterdam Stock Exchange has been obtained the executive board will determine the form in which bearer preference shares C will be issued and provided further that until such listing has been obtained Article 5 will not apply to bearer preference shares C and that at the shareholders’s request bearer preference shares C may be converted into registered preference shares C and vice versa.

Article 9. Registers of shareholders.

1.                            Of preference shares A and B no certificates will be issued.

2.                            The executive board shall keep a register containing the names and addresses of all holders of ordinary registered shares and of all holders of preference shares A and registered preference shares C.

3.                            The executive board shall also keep a separate register containing the names and addresses of all holders of preference shares B.

4.                            In each register shall be recorded the date on which the shares are acquired by the shareholder, the date of acknowledgement or official service and the amount paid on each share.

5.                            Every holder of one or more registered shares and everyone having a life interest or a right of pledge over one or more such shares shall be obliged to provide the company in writing with their address.

6.                            All entries and notes in a register shall be signed by two members of the executive board or by a person authorized thereto in accordance with the provisions of article 21 paragraph 2.

7.                            Article 85, Book 2 of the Civil Code also applies to the registers.

8.                            Extracts from a register are not marketable.

CHAPTER IV.

Issuance of shares.

Article 10. Body competent to issue shares.

1.                            Shares are issued pursuant to a resolution adopted by the general meeting. The provision in the preceding sentence is not applicable if and insofar as another body of the company has been designated by the articles of association or by a resolution adopted by the general meeting for a period of five years maximum. When a designation is made, it must be determined how many shares may be issued. A designation made by the articles of association may be withdrawn pursuant to an amendment to the articles of association. A designation made by a resolution adopted by the general meeting cannot be withdrawn, unless it was determined otherwise when the designation was made.

2.                            A resolution by the general meeting to issue shares or to designate another body competent to issue shares may only be adopted on a proposal of the executive board that has been approved by the supervisory board.

A resolution of the general meeting or any other corporate body to issue preference shares C, other than the First C shares Issuance Resolution, is subject to the approval of the meeting of holders of preference shares C. This meeting can only resolve to approve the issuance with 90% of the votes cast.

3.                            Issue of preference shares B pursuant to a decision of a body other than the general meeting, as a result of which the total amount of preference shares B issued would exceed one hundred per cent (100%) of the total amount of ordinary shares, preference shares A and preference shares C issued, shall only be effected after prior approval by the general meeting to be granted for each specific case.

4.                            If preference shares B are issued pursuant to a decision of a body other than the general meeting, as a result of which the total amount of preference shares B issued would not exceed one hundred per cent (100%) of the total amount of ordinary shares, preference shares A and preference shares C issued, a general meeting of shareholders shall be convened and held within four weeks from the day of issue, at which the reasons for the issue are explained.

If the number of preference shares A that are or at any time were held by the trust office equals seventy per cent (70%) or more of the share capital issued in the form of ordinary shares, preference shares A and preference shares C, issue of preference shares B by a body other than the general meeting of shareholders shall only be effected up to an amount of preference shares B not exceeding fifty per cent (50%) of the joint total amount of ordinary shares, preference shares A and preference shares C issued.

5.                            The provisions in paragraphs 1 up to and including 4 shall be analogously applicable to granting rights to take up shares, but shall not be applicable to issuing shares to a person exercising a right to take up shares previously granted.

6.                            If preference shares B are issued pursuant to a resolution adopted by a body other than the general meeting, a general meeting of shareholders shall be convened which shall be held two years at the latest from the day on which preference shares B were issued for the first time pursuant to a resolution adopted by a body other than the general meeting. The agenda for this meeting shall mention a resolution concerning the acquisition by the company or cancellation of the preference shares B issued pursuant to a resolution adopted by a body other than the general meeting. If the resolution to be adopted under this agenda item does not purport the acquisition by the company or cancellation of the preference shares B issued pursuant to a resolution adopted by a body other than the general meeting, a general meeting shall be convened and held each time within two years from the date of the preceding meeting and the agenda for those meetings shall include a resolution concerning acquisition by the company or cancellation of the preference shares B issued pursuant to a resolution adopted by a body other than the general meeting. This until no more preference shares B issued pursuant to a resolution adopted by a body other than the general meeting are held by third parties.

7.                            Article 96, Book 2 of the Civil Code also applies to the issue of shares and the granting of rights to take up shares.

Article 11. Conditions of issuance. Rights of pre-emption.

1.                            The price and further conditions of issue shall be determined at the same time as the resolution to issue shares. The issue price may be no lower than par, without prejudice to the provisions of article 80 paragraph 2, Book 2 of the Civil Code.

2.                            Upon the issue of ordinary shares, every holder of ordinary shares shall have a preferential right in accordance with article 96a, Book 2 of the Civil Code. The same applies to the granting of rights for the taking up of ordinary shares, including the issuance of preference shares C convertible into ordinary shares.

3.                            The preferential right may be limited or excluded pursuant to a resolution adopted by the general meeting. The provision in the preceding sentence shall not be applicable if and insofar as the other body of the company designated pursuant to article 10 paragraph 1 by the articles of association or a resolution adopted by the general meeting for a fixed period of five years maximum has been designated as being competent to limit or exclude the preferential right. The competence of the other body of the company shall terminate at the time when the competence of this other body of the company to issue shares terminates. Paragraphs 1 and 2 of article 10 shall be analogously applicable.

4.                            Articles 96a and 97, Book 2 of the Civil Code also apply to the conditions of issue and to the preferential right.

Article 12. Payment for shares.

1.                            Upon the taking up of each ordinary share, each preference share A and each preference share C, the total par value shall be paid together with, if the share is taken up at a higher price, the difference between these amounts, without prejudice to the provisions in article 80 paragraph 2, Book 2 of the Civil Code.

2.                            In taking up each preference share B, at least a quarter of the par value shall be paid.

3.                            Further payments on preference shares B shall be made only after the company has called up such payments. The calling in of further payments shall be effected pursuant to a decision of the executive board. Such decision shall be subject to the approval of the supervisory board.

4.                            Payments on preference shares may only be made in money.

Payments on ordinary shares shall be made in money insofar as no other form of payment has been agreed.

5.                            The executive board shall be authorized to enter into legal transactions concerning non-monetary payments on ordinary shares, and the other legal transactions referred to in article 94, Book 2 of the Civil Code, without the prior approval of the general meeting.

6.                            Articles 80, 80a, 80b and 94b, Book 2 of the Civil Code also apply to payments on shares and non-monetary contributions.

7.                            For preference shares A and preference shares C, separate share premium reserves shall be held, to be indicated as share premium reserve A and share premium reserve C respectively. Amounts are booked to these share premium reserves which are paid as premiums on the preference shares of the respective class. No amount can be written off from the share premium reserve A and/or the share premium reserve C and no distribution can be made out of those share premium reserves, without prejudice to the provisions of article 14 paragraphs 2 sub b and c and article 34 paragraph 3 under b.

CHAPTER V.

Own shares and depository receipts thereof.

Article 13.

1.                            The company shall be entitled to acquire its own fully paid-up shares or the depository receipts in respect thereof, provided either no valuable consideration is given or provided that:

a.                             the distributable part of the capital and reserves is at least equal to the purchase price; and

b.                            the nominal value of the shares or the depository receipts in respect thereof which the company acquires, holds or holds in pledge or which are held by a subsidiary does not exceed one tenth of the issued capital.

2.                            The company may acquire own shares or depository receipts thereof in order to transfer them, in pursuance of a regulation relating thereto, to staff employed by the company or by a group company.

3.                            The acquisition or alienation of own shares shall take place pursuant to a decision of the executive board. Such a decision shall be subject to the approval of the supervisory board, without prejudice to the provisions of article 98 paragraph 4, Book 2 of the Civil Code.

4.                            Articles 89a, 95, 98, 98a, 98b, 98c, 98d and 118, Book 2 of the Civil Code also apply to own shares or depository receipts thereof.

CHAPTER VI.

Capital reduction.

Article 14.

1.                            The general meeting may decide to reduce the issued capital, but only at the proposal of the executive board with the approval of the supervisory board:

a.                             by cancelling shares; or

b.                            by reducing the amount of the shares by alteration of the articles of association.

2.                            a.                           A resolution to cancel shares may only be adopted for:

(i)                          shares which the company holds itself or for which it holds the depository receipts; or

(ii)                       all preference shares of a certain class or all ordinary shares, but exclusively provided in all cases that such cancellation is effected in accordance with this article and that the holders of the relevant class of shares will receive the payments provided for in this article 14 paragraph 2. If, after total cancellation of one or more classes of shares, only one class of issued shares remains, the remaining class shall no longer be subject to cancellation.

b.                          In the event of cancellation of all preference shares A, without prejudice to any provision of the law on the subject, on each preference share A the following shall be paid:

(i)                          an amount equal to the yield basis A referred to in article 33 paragraph 1 sub a, to the greatest extent possible as a repayment of the nominal amount paid on those shares and for the remainder, to the greatest extent possible, at the expense of the share premium reserve A and, if this reserve does not suffice, at the expense of the other distributable parts of the capital and reserves, excluding the share premium reserve C plus,

(ii)                       the sum of (x) an amount equal to any unpaid dividend, whether declared or not, on the preference shares A in respect of any closed financial year, which amount shall be calculated in accordance with the provisions of article 33, paragraph 1, increased by the interest as referred to in that article, if applicable, to be calculated over the period ending on the date on which the dividend shall become payable, and (y) an amount equal to the dividend on the preference shares A in respect of the current financial year, which amount shall be calculated in accordance with the provisions of article 33, paragraph 1, to be calculated proportionally over the elapsed portion of that financial year ending on the date on which the dividend shall become payable. If, in accordance with the foregoing, the entire amount of the share premium reserve A is not paid, the remainder of the share premium reserve A shall be written off in favour of a general share premium reserve.

c.                           In the event of cancellation of all preference shares C, including but not limited to cancellation upon the expiry of the twelve year period referred to in article 34 paragraph 4 sub c (i), and except to the extent otherwise provided in these articles, and without prejudice to any provision of law on each preference share C outstanding with third parties on the Effective Date (as defined in sub paragraph f. (B) below) the following shall be paid:

(i)                          an amount equal to the yield basis C referred to in article 33 paragraph 1 sub a, to the greatest extent possible as a repayment of the nominal amount paid on those shares and for the remainder, to the greatest extent possible, at the expense of the share premium reserve C in accordance with subparagraph f. below and, if this reserve does not suffice, at the expense of the other distributable parts of the capital and reserves, excluding the share premium reserve A plus

(ii)                       the sum of (x) an amount equal to any unpaid dividend, whether declared or not, on the preference shares C in respect of any closed financial year, which amount shall be calculated in accordance with the provisions of article 33, paragraph 1, increased by the interest as referred to in that article, if applicable, to be calculated over the period ending on the date on which the Redemption Sum (as defined hereinafter) shall become payable, and (y) an amount equal to the dividend on the preference shares C in respect of the current financial year, which amount shall be calculated in accordance with the provisions of article 33, paragraph 1, to be calculated proportionally over the elapsed portion of that financial year ending on the date on which the Redemption Sum (as defined hereinafter) shall become payable, the sum of (i) and (ii) above hereinafter called: “Redemption Sum”, except that:

A.                     if at any time following the fourth anniversary of the First C shares Issue Date,

(i)                          the closing share price on the Euronext Amsterdam Stock Exchange (or any successor thereto on which the ordinary shares are listed or quoted) of one ordinary share equals or exceeds 150% of the then prevailing Conversion Price (as hereinafter defined) for a period of at least 30 consecutive trading days, and

(ii)                       the company has issued a Redemption Notice (as defined in sub paragraph f. (B) below) within 6 months of the expiry of the above mentioned 30 trading days period, and

(iii)                    the company has obtained a listing of its ordinary shares or American Depository receipts representing its ordinary shares on a United States national stock exchange or similar United States stock market, and

(iv)                   the issued and with third parties outstanding preference shares C have not been converted into ordinary shares in conformity with article 34, paragraph 4, and

(v)                      the preference shares C are cancelled pursuant to the right retained for this purpose in the First C shares Issuance Resolution,

there shall be paid on each preference share C with third parties outstanding on the Effective Date (as defined in sub paragraph f. below)

(i)                          an amount equal to 105,5% of the Redemption Sum in case such cancellation takes place after the fourth anniversary, but not later than on the day of the fifth anniversary of the First C shares Issue Date,

(ii)                       an amount equal to 102,75 % of the Redemption Sum in case such cancellation takes place after the fifth anniversary, but not later than on the day of the sixth anniversary of the First C shares Issue Date,

(iii)                    an amount equal to the Redemption Sum in case such cancellation takes place after the sixth anniversary of the First C shares Issue Date;

or,

B.                           in case the meeting of holders of preference shares C request the cancellation of the preference shares C upon a Change of Control, and the company elects to follow such request prior to the expiry of the twelve year period referred to in article 34 paragraph 4 sub c (i), there shall be paid on each preference share C outstanding with third parties on the Effective Date (as defined in sub paragraph f. below) an amount equal to 101% of the Redemption Sum;

d.                            Subject to paragraph e. below, a resolution of the general meeting to cancel or partially repay shares of a certain class shall only be passed in case of a simultaneous or prior approving resolution of the meeting of holders of shares of the class concerned unless it was resolved otherwise upon the first issuance of shares of the class concerned.

e.                             A resolution of the general meeting to cancel, partially repay or repurchase any shares other than the cancellation of

(i)                          preference shares B, or

(ii)                       preference shares C in case of cancellation as referred to in article 14 paragraph 2 sub c. sub clauses A and B, and subject to the fulfilment of the conditions set forth therein, or

(iii)                    preference shares C on the twelfth anniversary of the First C shares Issue Date is subject to the approval of the meeting of holders of preference shares C.

This meeting of holders of preference shares C can only resolve to approve the cancellation with 90% of the votes cast.

A resolution to cancel, partially repay or repurchase preference shares A may not be validly adopted unless it is simultaneously resolved that at the request of the meeting of holders of preference shares C, subject to a 90% vote, the preference shares C, or a proportional part thereof, will equally be cancelled, partially repaid or repurchased, as the case may be. If any such request is made by the meeting of holders of preference shares C, (re)payment to the holders of preference shares A and C will be effected simultaneously. The company will procure that a meeting of the meeting of the holders of preference shares C will be held within 20 days of the date on which it was resolved to cancel, partially repay or cancel the preference shares A.

f.                               A resolution to cancel all issued and outstanding preference shares C with third parties (a “C shares Cancellation Resolution”) shall, without prejudice to article 2:100 of the Dutch Civil Code, only become effective:

(A)                   after an amendment to these articles of association shall have been effected providing for a conversion of the share premium reserve C into nominal share capital, by means of an increase in an amount equal to which any preference share C shall be entitled to the share premium reserve C in the equivalent Dutch guilder amount of United States dollars at the average of the Dollar/Guilder exchange rate as published by ABN AMRO Bank N.V. at the close of business in Amsterdam on each of the 10 business days prior to the above mentioned amendment of these articles of association, upon which conversion the preference shares C with such increased nominal value shall be deemed to be the object of such C shares Cancellation Resolution and consequently the cancellation of the preference shares C shall, up to the amount of the premium reserve C immediately prior to the Effective Date (as defined subparagraph B. below), take the form of a repayment of nominal share capital; and, moreover,

(B)                     after each of the following periods have expired

(a)                        15 business days following the date of the issuance of a notice by the company (a “Redemption Notice”)  to the holders of preference shares C containing (i) the offer to repurchase the preference shares C against payment of the applicable Redemption Sum and (ii) the notice that any preference share C not tendered within 10 business days in response to the above mentioned repurchase offer, will be cancelled; and

(b)                       5 business days following the date of the confirmation by the company to the holders of preference shares C (the “Confirmation”) of the purchase of the preference shares C which have been tendered in response to the company’s offer to repurchase the preference shares C as contained in the Redemption Notice (the “Effective Date”).

Consequently, a C shares Cancellation Resolution shall apply to all of the issued preference shares C outstanding on the Effective Date.

The Redemption Notice and the Confirmation shall be given by registered mail or, in addition, if any of the preference shares C are bearer shares, by means of a public announcement in at least one country wide circulated newspaper in the Netherlands.

As from the date on which the Redemption Notice is issued until the Effective Date, the holders of preference shares C will still have the opportunity to exercise the conversion right as included in article 34 paragraph 4 hereof.

g.                            The Redemption Sum shall be paid in United States dollars at the exchange rate as defined in sub paragraph (f) (A) above, within 5 business days of the cancellation becoming effective in accordance with article 2:100 of the Dutch Civil Code and, in the event of a repurchase of shares, within 5 business days after the Effective Date. In the event that the Redemption Sum is not so paid, the company shall, simultaneously with the delayed payment of such Redemption Sum, pay in addition to the holders of such preference shares C an amount equal to the interest on such Redemption Sum in respect of each day such Redemption Sum is not paid by the company, calculated at an annual rate of 5,5%. Article 33 paragraph 1 sub d. shall apply mutatis mutandis to such interest rate.

3.                            Partial repayments on shares or exemption from the obligation to pay calls is only possible in order to implement a decision to reduce the amount of the shares.

Such repayments or such an exemption shall take place:

a.                             with regard to all shares; or

b.                            with regard to either the preference shares of a certain class or the ordinary shares.

A resolution of the general meeting to reduce the amount of the shares of one or more classes shall only be passed in case of simultaneous or prior approving resolutions of the meetings of holders of shares of the classes concerned severally.

4.                            The provisions of articles 99 and 100, Book 2 of the Civil Code also apply to capital reduction.

CHAPTER VII.

Transfer and delivery of shares. Limited rights.

Article 14A. Limitation of the transfer of preference shares A.

1.                            Preference shares A may be transferred only to natural persons.

2.                            Without prejudice to the provision in the preceding paragraph, transfer of preference shares A shall not be possible if the acquirer is the holder of a nominal amount of preference shares A together equal to one per cent (1%) or more of the capital issued in the form of preference shares A. If the acquirer is not a holder of preference shares A or is the holder of a nominal amount of preference shares A equal to less than one per cent (1%) of the capital issued in the form of preference shares A, transfer shall not be possible insofar as he would thereby acquire more than one per cent (1%) of the capital issued in the form of preference shares A. For the application of the provisions in this article, holding preference shares A or acquiring preference shares A shall be understood to include holding or acquiring voting rights, whether or not by the establishment of a life interest, the acquisition or holding of preference shares A by a third party for the account of a person and entering into or being a party to an agreement with a third party who has the right to vote, which agreement provides for a permanent joint policy in respect of exercising the right to vote, all as referred to in articles 4 and 5 of the Wet Melding Zeggenschap in ter beurze genoteerde vennootschappen 1996 (Notification of control in companies quoted on the stock exchange Act). For calculating the said percentage of one per cent (1%), the preference shares A which are allocated to a person as holder or acquirer pursuant to the preceding sentence shall be included.

3.                            For the application of the provisions in the two preceding paragraphs of this article, acquisition of preference shares A in an issue of preference shares A or in a payment in preference shares A is put on a par with transfer; for determining the size of the capital issued in the form of preference shares A, the shares to be issued or to be used in payment are included in the calculation. In deviation from what has been provided hereinbefore in this paragraph, a shareholder who is a legal entity or who is the holder of one per cent (1%) or more of the capital issued in the form of preference shares A, may acquire preference shares A in an issue or in a payment in preference shares A, however up to such maximum percentage of the nominal amount by which the capital issued in the form of preference shares A is increased by the issue or payment as being equal to the percentage of the capital issued in the form of preference shares A held by that shareholder prior to the issue or the payment.

4.                            The provisions in paragraphs 1 and 2 shall not be applicable to the company and its subsidiaries.

5.                            Furthermore, the provisions in paragraphs 1, 2 and 3 shall not be applicable if the executive board has granted an exemption. Such exemption may be subject to conditions. The exemption is irrevocable. The executive board’s decision to that effect shall be subject to the approval of the supervisory board. The exemption shall only be granted:

a.                             to the trust office and to a third party with whom the trust office has entered into an agreement providing for a permanent joint policy in respect of exercising the right to vote as referred to in paragraph 2;

b.                            in case of a transfer by the company and an issue of preference shares A by the company in the context of a merger or of acquiring a participating interest or increase thereof or of a joint venture.

Merger in sub-paragraph b. is understood to constitute the legal merger as referred to in Title 7, Book 2 of the Civil Code, as well as gaining control by means of participation in a company or acquiring a company against the issue of shares.

6.                            In the event that in the division of a community of property, in case of acquisition pursuant to the law of inheritance or generally in case of acquisition under general title, the number of preference shares A thus acquired by a natural person, together with those already belonging to the acquirer, exceeds the number that can be transferred pursuant to this article, the shares exceeding said limit shall either be exchanged for depository receipts of shares issued by the trust office or sold within a period to be determined by the executive board amounting to two months minimum and six months maximum; failing this, the company shall be irrevocably authorised to sell the relevant shares or depository receipts thereof at the stock exchange, being obliged to transfer the net proceeds to the person who is entitled thereto; failing a stock market quotation, the sale shall be effected at a price to be determined by three corporate members of Euronext Amsterdam N.V. holding office in Amsterdam, to be appointed by said association.

7.                            In the event that in the division of a community of property, in case of acquisition pursuant to the law of inheritance or generally in case of acquisition under general title, a legal entity acquires preference shares A, the shares thus acquired shall either be exchanged for depository receipts of shares or sold within the period referred to in the preceding paragraph and duly observing the provisions in the preceding paragraph, failing which, the company shall be irrevocably authorised to sell the relevant shares in the manner set forth in the preceding paragraph.

8.                            If an obligation to effect exchange or sale exists pursuant to the provisions in this article, the right to attend meetings and the voting right cannot be exercised and the right to payments shall be suspended for as long as the shareholder does not fulfil his obligations to effect exchange or transfer.

9.                            For the application of this article, issue of shares shall be understood to include:

a.                             pursuant to article 322, Book 2 of the Civil Code, the allocation of shares to shareholders of a vanishing company which enters into a legal merger with the company;

b.                            pursuant to article 344e, Book 2 of the Civil Code, the allocation of shares to shareholders of a demerging company who shall become shareholder of the company by that demerger.

Article 15. Transfer of registered shares.

1.                            The transfer of a registered share or the transfer of a right in rem therein shall be realized by means of a deed to that effect as well as, except if the company itself is a party to that legal act, acknowledgement in writing of the transfer by the company.

Acknowledgement is effected in the deed, or by a dated declaration of acknowledgement on the deed or on a copy or extract thereof which is certified by a civil law notary or by the transferor. Official service of that deed or that copy or extract on the company shall rank as acknowledgement. If the acknowledgement refers to transfer of partly paid-up preference shares B, acknowledgement can only be effected if the deed is legally dated.

2.                            A right of pledge may also be created without acknowledgement or official service to the company. In such case, article 239, Book 2 of the Civil Code applies accordingly, on the understanding that the communication meant in paragraph 3 of that article, shall then be replaced by acknowledgement by or official service to the company.

3.                            The acknowledgement shall be signed by two members of the executive board or by the person authorized thereto in accordance with article 21, paragraph 2.

4.                            The provisions of the paragraphs 1 and 3 apply accordingly to the allocation of registered shares on the division of jointly-held property.

Article 16. Life interest (“Vruchtgebruik”). Pledging (“Pandrecht”).

1.                            The shareholder shall have voting rights in respect of the shares in which the life interest or the pledge is created.

However, the voting rights shall accrue to the beneficiary of the life interest or the pledgee in the event that it was so stipulated at the creation of the life interest or the pledge.

The shareholder who holds no voting rights and the beneficiary of a life interest or pledgee who does hold voting rights shall have the rights which the law attributes to holders of depository receipts of shares in a company which are issued with that company’s cooperation. A beneficiary of a life interest or a pledgee who holds no voting rights shall not have the rights referred to in the preceding sentence.

2.                            The rights arising from a share in which a life interest is created, conducing to the acquisition of shares shall accrue to the shareholder on the basis that the shareholder shall compensate the beneficiary of the life interest for the value thereof to the extent that the latter is entitled thereto by virtue of his life interest.

CHAPTER VIII.

Management.

Article 17. Executive board.

1.                            The management of the company shall be constituted by an executive board consisting of two or more members.

2.                            Subject to the fixed minimum, the number of members of the executive board shall be fixed by the supervisory board.

3.                            The supervisory board shall designate from the executive board a chairman of the executive board. The supervisory board may also from the executive board designate a deputy chairman and/or a vice-chairman of the executive board. The supervisory board may terminate such designations at all times.

Article 18. Appointment, suspension and dismissal.

1.                            The members of the executive board shall be appointed by the general meeting from a list of candidates, to be proposed by the supervisory board.

2.                            If a vacancy arises, the executive board shall invite the supervisory board to make a nomination within three months after the invitation. The general meeting may make the appointment itself, if the supervisory board fails to make any nominations within the aforementioned period of three months.

3.                            A nomination shall be binding if timely made and containing the names of at least two persons.  Notwithstanding the foregoing, the general meeting may at all times, by a resolution passed with a majority of at least two-thirds of the votes cast representing more than one-third of the issued capital, resolve that such list shall not be binding.

4.                            If the supervisory board has drawn up a non-binding nomination, the appointment of a person to the executive board in contravention of the nomination shall require a resolution of the general meeting adopted with a majority of two-thirds of the votes cast representing more than one-third of the company’s issued capital.

5.                            Each member of the executive board may be suspended and removed at any time by the general meeting.

6.                            A resolution to suspend or remove other than on a motion of the supervisory board may only be passed by the general meeting with a majority of at least two-thirds of the votes cast representing more than one-third of the issued capital.

7.                            Each member of the executive board may be suspended at any time by the supervisory board.

8.                            A suspension may be extended on one or more occasions, but not for a total of more than three months. If no decision has been made to set aside the suspension or dismiss the member by the end of that period, the suspension shall be set aside.

Article 19. Remuneration.

The supervisory board shall determine the remuneration and further conditions of employment for each member of the executive board.

Article 20. Duties of the executive board. Decision making process. Allocation of duties.

1.                            Subject to the restrictions imposed by these articles of association, the executive board shall be entrusted with the management of the company.

2.                            The executive board may lay down rules regarding its own decision making process. The rules shall require the approval of the supervisory board.

3.                            The executive board may determine the duties with which each member of the executive board will be charged in particular. The allocation of duties shall require the approval of the supervisory board.

Article 21. Representation.

1.                            The executive board shall be authorized to represent the company.

Two members of the executive board, acting jointly, as well as one member of the executive board and a staff member as mentioned in paragraph 2, acting jointly, are also authorized to represent the company.

2.                            The executive board may appoint staff members with general or limited power to represent the company. Each appointment may, at all times, be discontinued. Each of these staff members shall be able to represent the company with due observance of any restrictions imposed on him. The executive board shall determine their titles. A resolution of the executive board as meant in this paragraph is subject to the approval by the supervisory board.

3.                            In the event of a conflict of interest between the company and a member of the executive board, the company shall be represented by such member of the executive board or of the supervisory board as the supervisory board shall designate for this purpose.

Article 22. Approval of decisions of the executive board.

1.                            Without prejudice to any other appropriate provision of these articles of association, the executive board shall obtain the approval of the supervisory board for managerial decisions with respect to any one or more of the following matters:

a.                             the issue and acquisition of shares in and debentures at the expense of the company or of debentures at the expense of a limited partnership, or a partnership in respect of which the company is actively fully liable;

b.                            cooperation to the issue of depository receipts of shares;

c.                             application for a quotation or withdrawal of the quotation of the securities referred to sub a. and b. in the price list of any stock exchange;

d.                            the entering into or the termination of long-term cooperation of the company or a dependent company with any other company or legal entity or as actively fully liable in a limited partnership (commanditaire vennootschap) or general partnership (vennootschap onder firma) if such cooperation or termination is of fundamental importance for the company;

e.                             the entering by the company or a dependent company in participation in the capital of another company if the value of such participation is at least one quarter of the amount of the issued share capital plus reserves of the company according to its balance sheet with explanatory notes as well as the essential increase or reduction of such participation;

f.                               investments requiring an amount equal to at least one fourth part of the issued share capital with reserves of the company according to its balance sheet with explanatory notes;

g.                            a proposal to amend the articles of association;

h.                            a proposal to dissolve the company;

i.                                a petition for bankruptcy or request for suspension of payments (surséance van betaling);

j.                                termination of the employment of a considerable number of the company’s employees or of a dependant company’s employees simultaneously or within a short period of time;

k.                             radical change in the employment conditions of a considerable number of the company’s employees or of a dependant company’s employees;

l.                                a proposal to reduce the issued share capital of the company;

m.                          a proposal for a merger or demerger within the meaning of Title 7, Book 2 of the Civil Code.

2.                            The supervisory board is entitled to require further decisions of the executive board in addition to those mentioned in paragraph 1 to be subject to its approval. Such further decisions shall be clearly specified and notified to the executive board in writing.

3.                            The lack of approval of the supervisory board in respect of a decision referred to in paragraph 1, sub-paragraphs a. up to and including l. and in paragraph 2 does not affect the authority of the executive board or its members to represent the company.

Article 23. Absence or prevention.

If a member of the executive board is absent or is prevented from performing his duties, the remaining members or member of the executive board shall be temporarily entrusted with the entire management of the company. If all members of the executive board are absent or are prevented from performing their duties, the management of the company shall be temporarily entrusted to the supervisory board which shall then be authorized to entrust the management temporarily to one or more persons, whether or not from among its members.

CHAPTER IX.

Supervisory board.

Article 24. Number of members.

1.                            The company shall have a supervisory board, consisting of individuals. The supervisory board shall consist of at least three members. Where the number of members of the supervisory board falls below three, then the board shall take measures forthwith to fill the number of its members.

2.                            The number of members of the supervisory board shall, with due observance of the provisions of paragraph 1, be determined by the supervisory board.

3.                            A person who has reached the age of seventy can not be appointed a member of the supervisory board.

Article 25. Appointment.

1.                            The members of the supervisory board shall be appointed by the general meeting from a list of candidates, to be proposed by the supervisory board.

2.                            The supervisory board will make a nomination within three months after a vacancy arises. The general meeting may make the appointment itself, if the supervisory board fails to make any nominations within the aforementioned period of three months.

3.                            A nomination shall be binding if timely made and containing the names of at least two persons.  Notwithstanding the foregoing, the general meeting may at all times, by a resolution passed with a majority of at least two-thirds of the votes cast representing more than one-third of the issued capital, resolve that such list shall not be binding.

4.                            If the supervisory board has drawn up a non-binding nomination, the appointment of a person to the supervisory board in contravention of the nomination shall require a resolution of the general meeting adopted with a majority of two-thirds of the votes cast representing more than one-third of the company’s issued capital.

5.                            For the appointment of members of the supervisory board, the provisions of article 142 Book 2 of the Civil Code also apply.

Article 26.

Has been deleted.

Article 27. Retirement, suspension and dismissal of members of the supervisory board.

1.                            A member of the supervisory board shall retire not later than on the day on which the annual meeting is held in the financial year in which he reaches the age of seventy.

2.                            Every member of the supervisory board shall retire not later than the day on which the first general meeting of shareholders is held after four years have elapsed from his appointment.

3.                            The supervisory board members shall retire periodically in accordance with a rotation plan to be drawn up by the supervisory board. Any alteration to the rotation plan cannot imply that a member sitting on the supervisory board shall resign against his will before the period has expired in respect of which he was appointed.

4.                            Without prejudice to the provisions in paragraph 5, every member of the supervisory board may be suspended or dismissed by the general meeting of shareholders at all times.

5.                            With respect to any suspension or dismissal of a member of the supervisory board other than by recommendation by members of the supervisory board, the general meeting may only pass such a resolution based on a majority of at least two-thirds of the votes cast representing more than one-third of the issued capital. The provisions of article 18, paragraph 8 apply by analogy to the suspension of members of the supervisory board.

Article 28. Remuneration.

The general meeting shall determine the remuneration for every member of the supervisory board.

Article 29. Duties and powers.

1.                            It shall be the duty of the supervisory board to supervise the management of the executive board and the general course of affairs in the company and in the business connected with it. It shall assist the executive board with advice. In performing their duties the supervisory board members shall act in accordance with the interests of the company and of the business connected with it.

2.                            The executive board shall supply the supervisory board in due time with the information required for the performance of its duties.

3.                            The supervisory board shall have access to the buildings and premises of the company and shall be authorized to inspect the books and records of the company. The supervisory board may designate one or more persons from among its members or an expert to exercise these powers. The supervisory board may also in other cases be assisted by experts. The costs of these experts shall be for the account of the company.

Article 30. Proceedings and decision making process.

1.                            The supervisory board shall elect a chairman from amongst its members, and one or more vice-chairman (-men) who shall take the place of the chairman in the latter’s absence. It shall appoint a secretary, who need not be a member of the supervisory board, and make arrangements for his substitution in case of absence.

2.                            In the absence of the president and the vice-chairman (-men) at a meeting, the meeting shall itself designate a president.

3.                            The supervisory board shall meet whenever the chairman, or two other supervisory board members, or the executive board make(s) a request thereto.

4.                            The secretary shall keep minutes of the proceedings at meetings of the supervisory board. The minutes shall be adopted in the same meeting or in a following meeting of the supervisory board and shall be signed by the chairman and the secretary as evidence thereof.

5.                            All decisions of the supervisory board shall be adopted by an absolute majority of the votes cast.

6.                            Decisions of the supervisory board shall only be valid if taken at a meeting at which the majority of the supervisory board members are present or represented.

7.                            A supervisory board member may be represented by a co-member of the supervisory board authorized in writing. The expression: in writing shall include any message transmitted by current means of communication and received in writing. A supervisory board member may not act as representative for more than one co-member.

8.                            The supervisory board may also take decisions without a meeting, provided the proposal concerned is submitted to all supervisory board members and none of them objects to this manner of taking decisions. The secretary shall draw up a report regarding a decision thus taken and shall attach the replies received to the report, which shall be signed by the chairman and the secretary. This manner of taking decisions shall be notified in the following meeting of the supervisory board.

9.                            The supervisory board shall meet together with the executive board as often as the supervisory board or executive board makes a request thereto.

10.                      The supervisory board may determine rules with regard to the gathering and order of its meetings and its decision making process.

CHAPTER X.

Annual accounts and annual report. Profits.

Article 31. Financial year. Annual accounts and annual report. Auditor.

1.                            The financial year of the company shall be the calendar year.

2.                            Annually, the executive board shall draw up annual accounts and shall deposit these at the company’s office for inspection by shareholders, not later than five months after the end of the financial year, unless by reason of special circumstances this term is extended by the general meeting by not more than six months. Within this period, the executive board shall also submit the annual report.

3.                            Within the period referred to in paragraph 2, the executive board shall submit the annual accounts simultaneously with the annual report to the supervisory board.

4.                            The supervisory board shall present its report on the annual accounts to the general meeting.

5.                            The company shall assign an auditor to audit the financial statements. The general meeting is empowered to make such assignment. If no such assignment is made by that meeting, the supervisory board or, if there are no members of that board in office or if it fails to make an assignment, the executive board shall be empowered to do so. The assignment may be withdrawn at any time by the general meeting and by the person who made the assignment; assignments made by the executive board may also be withdrawn by the supervisory board.

6.                            The auditor shall report on his audit to the supervisory board and the executive board. The auditor shall convey the results of his audit in a report attesting to the financial statements giving a true and fair view.

7.                            Articles 101, 102 and 103 and Title 9, Book 2 of the Civil Code also apply to the annual accounts and to the annual report.

Article 32. Adoption. Discharge.

1.                            The annual accounts shall be adopted by the general meeting.

The financial statements may not be determined by the general meeting if the general meeting has been unable to take cognisance of the auditor’s report, unless the remaining information include a legal ground for the lacking of the statement.

2.                            A discharge of the members of the executive board for their management and of the members of the supervisory board for their supervision concerns exclusively the management as it appears from the annual accounts and the annual report.

Article 33. Dividend. Reservations.

1.                        a.                               From the profits - the positive balance of the profit and loss account - earned in the financial year last expired, first, insofar as possible, the dividend attributable to each of the holders of preference shares A and preference shares C is pro rata parte paid out to them, insofar as possible. The dividend in respect of the preference shares C shall be 5,5% (subject to adjustment pursuant to paragraph 1 sub d. of this article 33) of the yield basis C, adjusted on a time proportional basis to the extent that preference shares C have been issued or cancelled during the financial year last expired. The preference share C annual preferred dividend shall be declared each year on the date the Company’s annual accounts are approved and shall be paid within 3 business days of such approval. In the event that such dividend is not so paid, the company shall, simultaneously with the delayed payment of such dividend, pay in addition to the holders of such preference shares C an amount equal to the interest on such dividend in respect of each day such dividend is not paid by the company, calculated at an annual rate of 5,5%. Sub paragraph d. of this article shall apply mutatis mutandis to such interest rate. The dividend in respect of the preference shares A will be expressed in a percentage of the yield basis A adjusted on a time proportional basis to the extent that the preference shares A have been issued or cancelled during the financial year last expired and will be determined in the resolution to issue such preference shares A for the first time. The preference share A annual dividend shall be declared each year on the date the Company’s annual accounts are approved and shall be paid within 3 business days of such approval. In the event that such dividend is not so paid, the company shall, simultaneously with the delayed payment of such dividend, pay in addition to the holders of such preference shares A an amount equal to the interest on such dividend in respect of each day such dividend is not paid by the company, calculated at an annual rate equal to the then current dividend rate.

In the resolution to issue preference shares A for the first time, it may be stipulated that the above mentioned dividend percentage in respect of the preference shares A concerned be periodically altered. In such case, the resolution shall also state the moments of alteration and, in detail, the manner by which the dividend percentage when altered shall be calculated.

The amount of dividend per preference share A and preference share C, being the result of the above mentioned method of calculation, shall be rounded off upwards to entire cents provided that any dividend per preference share C paid in additional preference shares C shall be rounded off downwards and the difference be paid in cash.

The term “issue shares of a certain class for the first time” used in these articles of association shall also apply to a first issue of shares of a class after all shares of such class were cancelled in accordance with article 14 paragraph 2 sub a.

The yield basis A, applying to the preference shares A, amounts to three euros and forty thousand three hundred and fifty-five one hundred thousandth eurocents (EUR 3.40355).

The yield basis C, applying to the preference shares C, amounts to ten thousand United States Dollars (U.S. $ 10,000).

In case of a partial repayment on preference shares A and/or preference shares C in accordance with article 14 paragraph 3, and also in case of a payment to holders of preference shares A and/or preference shares C in accordance with article 34 paragraph 3 under b. the yield basis A and the yield basis C respectively shall decrease, as from the day on which the payment concerned shall become payable, by an amount equal to the amount to be paid on each share of the class concerned.

b.                            From the balance of the profit remaining after application of the provision under a. a dividend shall be paid on the preference shares B, the percentage of which - to be calculated over the paid up part of the nominal value - is equal to the repo-rate of the European Central Bank, decreased or increased by a discount or upcount, with a maximum of three percent point (3%), to be determined by the executive board under the approval of the supervisory board, averaged over the number of days over which the payment is made.

c.                             In the event that for any financial year the payments referred to under a. and b. cannot or cannot entirely be made because the profit does not so allow, payment of the deficit shall be made from the profit of the following financial years.  In that case, always insofar as possible, the dividend in arrears attributable to the holders of preference shares A and C, together with the dividend over the last ended financial year attributable to them, shall be paid first. Subsequently, the dividend in arrears attributable to the holders of preference shares B together with the dividend over the last ended financial year attributable to them, shall be paid.

d.                            After the expiry of a period of two years after the First C shares Issue Date the dividend referred to in sub a. to be paid on the preference shares C shall be increased from 5,5 % to 7,5 % per annum in case and for as long as the company has failed to cause and continues to fail to cause the listing of its ordinary shares or American Depository Receipts representing its ordinary shares on a United States national stock exchange or a similar United States stock market, except in the event that a delay in effectiveness of a registration statement which could not reasonably have been avoided occurs, in which case the above mentioned 2 year period will be extended for the period of such delay, by a maximum of three (3) months.

2.                            Subsequently, the executive board shall, subject to the approval of the supervisory board, determine which part of the profit remaining after application of paragraph 1, shall be allocated to the reserves.

3.                            Any part of the profit remaining thereafter shall be paid as a dividend on the ordinary shares.

4.                            If, over any year, a loss has been suffered, for such year no dividend on the ordinary shares shall be paid, without prejudice to the provisions of article 34 paragraph 2. In subsequent years, too, payment of dividend on ordinary shares shall only be effected when the loss has been cleared by profits. However, the general meeting may, on the proposal of the executive board which has been approved by the supervisory board, resolve to clear the loss to the debit of the distributable part of the capital and reserves, provided that, in order to clear losses, no charge may be made to the share premium reserves A and C.

5.                            The executive board may decide to pay an interim dividend. The decision is subject to the approval of the supervisory board.

6.                            Furthermore, payments to shareholders are subject to articles 103, 104 and 105, Book 2 of the Civil Code.

Article 34. Distribution in shares and to the debit of the reserves.

1.                            The general meeting may, at the proposal of the executive board which has been approved by the supervisory board, resolve that a payment of dividend on ordinary shares be wholly or partly not in cash, but in shares in the company.

Upon the first issuance of preference shares C, the corporate body which resolved upon the issuance may determine that the dividend in respect of certain financial years, will be distributed in additional preference shares C and that the dividend in respect of other financial years may at the sole discretion of the executive board subject to approval of the supervisory board be distributed in the form of either (i) additional preference shares C or (ii) US Dollars. In respect of the preference shares C issued on the First C shares Issue Date, such determination is made in the First C shares Issuance Resolution. To the extent that no determination has been made with regard to the form of payment of dividend in the First C shares Issuance Resolution and the executive board is not the authorized corporate body to resolve upon such payment, the executive board subject to approval of the supervisory board may only resolve upon the distribution of dividend in additional preference shares C if prior to such resolution the authorized corporate body has resolved upon such payment. In either case, any dividend on the preference shares C over the above-mentioned financial years which cannot or cannot entirely be made because the profit does not so allow, shall be paid by such payment being charged to the distributable part of the capital and reserves, including the general share premium reserve but excluding the share premium reserves A and C.

2.                            The general meeting may, at the proposal of the executive board which has been approved by the supervisory board, resolve that distributions to holders of ordinary shares be made out of the distributable part of the capital and reserves, except for the share premium reserves A and C. The provisions of paragraph 1 apply analogously. Distributions as referred to in this paragraph 2 shall not be made, if not all amounts due in accordance with article 33 paragraph 1 sub a and b juncto c are paid.

3.                        a.                               The executive board, subject to approval by the supervisory board, may, notwithstanding the provisions of the second and third sentence of paragraph 1 of this article, decide to effect payment of the amounts payable to holders of both preference shares A and preference shares C in accordance with article 33 paragraph 1 by such payment being charged to the distributable part of the capital and reserves, except for the share premium reserves A and C.

If and to the extent that (i) the profits in respect of any financial year do not allow the payment of dividend in respect of preference shares C and (ii) the executive board does not decide to effect such payment in cash at the expense of the distributable part of the capital and reserves while such distributable part of the capital and reserves would allow the payment of dividends in respect of the preference shares C, payment of dividend in respect of the financial year concerned will be paid in additional preference shares C, in which case the nominal amount of the newly issued preference shares C will be charged to the distributable part of the capital and reserves, including the general share premium reserve but excluding the premium reserves A and C. The number of shares to be issued as a distribution of dividend will be calculated on the basis set forth in paragraph 2 of the First C shares Issuance Resolution.

If and to the extent that (i) the profits in respect of any financial year do not allow the payment of dividend in respect of preference shares C and (ii) the distributable part of the capital and reserves including the general share premium reserve but excluding the premium reserves A and C respectively do not allow for the payment of dividend in additional preference shares C in respect of such financial year, the dividend in respect of such financial year shall, compounded at an annual rate in accordance with article 33 paragraph 1, be paid from the profits from the next financial year.

b.                            The executive board, subject to approval by the supervisory board, may also decide to effect payment to the holders of preference shares A and C not being due in accordance with article 33 paragraph 1, however, exclusively by such payment being charged to the share premium reserves A and C respectively. A decision of the executive board referred to in the previous sentence shall only be taken in case of a simultaneous or prior approving resolution of the meeting of holders of preference shares A and/or of 90% of the holders of preference shares C respectively and, on the basis of a simultaneous adjustment of the yield basis, provided that such resolution in respect of preference shares A may not be validly adopted unless it is simultaneously resolved that at the request of the meeting of holders of preference shares C, subject to a 90% majority vote, a proportional amount of the share premium reserve C will be paid to the holders of preference shares C. If any such request is made by the meeting of holders of preference shares C, repayment to the holders of preference shares A and C will be effected simultaneously. The company will procure that a meeting of the meeting of the holders of preference shares C will be held within 20 days of the date on which it was resolved to repay share premium to the holders of preference shares A.

4.                        a.                               Attached to each preference share C is the right of the holder of such share to convert such share into one ordinary share upon simultaneous issuance, at the expense of the share premium reserve C, to the shareholder concerned of a number of ordinary shares which is equal to the quotient of (i) the yield basis C plus the sum of (x) an amount equal to any unpaid dividend, whether declared or not, on the preference shares C in respect of any closed financial year, which amount shall be calculated in accordance with the provisions of article 33, paragraph 1, increased by the interest as referred to in that article, if applicable, to be calculated over the period ending on the date on which the preference C shall be converted into an ordinary share, and (y) an amount equal to the dividend on the preference shares C in respect of the current financial year, which amount shall be calculated in accordance with the provisions of article 33, paragraph 1, to be calculated proportionally over the elapsed portion of that financial year ending on the date on which the preference shares C shall be converted into an ordinary share, minus the Conversion Price (as hereinafter defined) converted from EURO’s into US Dollars at the ratio EURO:1/USD:1,02547 and (ii) the Conversion Price, converted from EURO’s into US Dollars at the ratio EUR):1/USD:1,02547. The Conversion Price shall be EUR 18,1125, as amended from time to time in accordance with the following sections of this paragraph (the “Conversion Price”).

If and to the extent that fractional shares would have to be issued by the company as a result of the above conversion, there shall instead be distributed to such shareholder of preference shares C an amount in US Dollars equal to the multiplication of (i) the then current Conversion Price and (ii) the proportional amount of the fractional share that would have been issued pursuant to such conversion.

The difference between (i) the amount thus debited from the share premium reserve C, decreased with the amount that has been distributed pursuant to the previous sentence, and (ii) the nominal value of the ordinary shares thus issued shall be added to a general share premium reserve of the company.

b.                            The Conversion Price shall be decreased annually by an amount equal to fifty percent (50%) of the amount or value of any dividend distributed on one ordinary share in the company.

c.                             The Conversion Price shall be adjusted in case the company, (i) for whatsoever reason, does not cancel or repurchase the preference shares C on the twelfth anniversary of the First C shares Issue Date pursuant to the right retained in the First C shares Issuance Resolution or (ii) the company does not to cancel or repurchase the preference shares C at the request of the meeting of holders of preference shares C upon a Change of Control. The company will procure that a meeting of the meeting of holders of preference shares C will be held within 20 days of the date on which the Change of Control occurs.

The thus adjusted Conversion Price shall be the lowest of (i) 50% of the then current Conversion Price, and (ii) 50% of the share price on the Euronext Amsterdam Stock Exchange (or any successor thereto on which the ordinary shares are listed or traded)as of (a) the twelfth anniversary of the First C shares Issue Date or (b) the date the meeting of holders of preference shares C requested cancellation or repurchase upon a Change of Control, as the case may be.

d.                            Whenever the company undertakes to issue

(x)                        ordinary shares or securities convertible into ordinary shares or grant rights entitling the holder to subscribe for ordinary shares or securities convertible into ordinary shares, at a price below either

(i)                           the current Conversion Price or

(ii)                        the value of ordinary shares calculated in the manner set forth in the definition of the factor ‘p’ in the formula below or,

(y)                      ordinary shares to holders of existing ordinary shares at the expense of any reserve or as a dividend, which is announced by the company by means of an advertisement placed in the Official Price List (or any successor thereto), the Conversion Price will be reduced, as from the day following the date of the aforementioned announcement, to a price calculated in the following manner, it being understood that if (x) (i) and (x) (ii) both apply simultaneously the formula, as set out below, that results in the lowest Conversion Price will apply to such adjustment.

If the number of new ordinary shares to be issued is not yet known at the time of such announcement, this calculation will be made immediately after such number of ordinary shares will have been determined and announced.

The new Conversion Price shall, in case the situation subsections (x) (ii) and (y) above are applicable, be determined by multiplying the Conversion Price previously applicable by the result of the following formula:

(Axp) + (Bxq)

(A + B) x p

in which formula:

A =                 the number of ordinary shares outstanding immediately prior to the announcement;

B =                   the maximum number of new ordinary shares to be issued;

p =                    the average, over the twenty (20) Trading Days preceding the date of the aforementioned announcement or if no announcement is made, the date the announcement should have been published in accordance with article 28 of the Issuing and Listing Rules of Euronext Amsterdam N.V., of the highest and lowest prices of ordinary shares as quoted in the Official Price List;

q =                    the issue price of the ordinary shares to be issued. In case the situation (y) above is applicable, the following adjustments to q may take effect:

•                                where the issue is charged against any reserve and no appropriation is made to any reserve from the portion of the year’s profit which has been allocated for distribution, q will be nil;

•                                where the issue is charged against any reserve and an allocation is simultaneously made to any reserve from the portion of the year’s profit allocated for distribution, q will be equal to the quotient obtained by dividing the amount appropriated to any reserve in accordance with this allocation and the number of ordinary shares issued in accordance with this allocation.

The new Conversion Price shall, in case the situation sub (x) (i) is applicable, be determined by multiplying the Conversion Price previously applicable by the result of the following formula:

(Axp) + (Bxq)

(A + B) x p

in which formula:

A =                 the number of ordinary shares outstanding immediately prior to the announcement;

B =                   the maximum number of new ordinary shares to be issued;

p =                    the Conversion Price immediately prior to the adjustment of the Conversion Price;

q =                    the issue price of the ordinary shares to be issued.

There will be no adjustment of the Conversion Price if the issue is made:

•                               within the framework of one or more issuances of ordinary shares for aggregate net proceeds of up to a total value of EURO 350,000,000 provided that (i) all such issuance(s) are completed within a period of one year from the first issuance of preference shares C and (ii), if such shares are issued at a price below EURO 15,75, the Conversion Price shall be adjusted to 115% of such issuance price (it being understood that such adjustment shall only apply if, and insofar as such adjustment results in a Conversion Price lower than the then current Conversion Price);

•                               within the framework of a management options scheme adopted by the company’s executive board and approved by the supervisory board; or,

•                               in the event of a situation referred to under (x) (ii) of this paragraph, for a price of issuance per share or securities convertible into ordinary shares or rights entitling the holders to subscribe for ordinary shares, which is no lower than the then current market value decreased by five percent (5%).

e.                             In the event of any restructuring of the company’s share capital or of any merger or amalgamation with or into any other company or in the event the legal or beneficial ownership to all or substantially all of the assets owned by the company, either directly or indirectly (through its subsidiaries) are acquired by one or more third parties, the Conversion Price will not be subject to adjustment as referred to in this paragraph 4.

In such events, each preference share C will be convertible into the class and number of shares, or, as the case may be, depository receipts, securities or other instruments issued by the company (or by the company resulting from such merger or amalgamation of the company or by the third party which made such acquisition) to which a holder of the number of ordinary shares into which such a preference share C could have been converted, would have been entitled immediately prior to one of the aforementioned circumstances arising.

f.                               In the event of:

(i)                          the company granting rights to holders of ordinary shares to subscribe for securities other than ordinary shares;

(ii)                       any company other than the company granting rights to holders of ordinary shares to subscribe for securities which may be converted into, or otherwise entitle the holder to, ordinary shares, if, in such event, the (initial) price at which such ordinary shares may be acquired shall be the lower of (A) the value of ordinary shares calculated in the manner set forth in the definition of the factor “p” applicable to subsections (x) (ii) and (y) and (B) the Conversion Price;

(iii)                    the company making a cash distribution from the share premium to holders of ordinary shares,

an adjustment of the Conversion Price shall be made, taking into account the value of such rights or distributions as aforesaid to which a holder of the number of ordinary shares into which a preference share C could have been converted would have been entitled immediately prior to the date on which any of the aforementioned circumstances occurred;

g.                            The splitting or combination of ordinary shares will not be deemed to be a restructuring of the company’s share capital. In the event of splitting or combination as referred to above, the Conversion Price will be reduced or increased accordingly. The re-denomination of the nominal value of ordinary shares into EURO’s shall not be deemed to be a restructuring of the company’s share capital for said purpose either.

h.                            To exercise conversion rights as defined in this paragraph 4 sub a. above, the holder of preference shares C must send a duly completed notice of conversion by registered mail to the company, indicating

(i)                          the number of, and to the extent it concerns registered preference shares C, the registered numbers of preference shares C to be converted,

(ii)                       the form (bearer shares or registered shares) of the ordinary shares to be converted into and

(iii)                    if such conversion will result in registered ordinary shares: the complete name and address of such holder or if such conversion will result in bearer ordinary shares: the account number or other numbers and other relevant information of the Bank casu quo the security-account at the benefit of which the ordinary shares resulting from such conversion will have to be booked.

The date of conversion shall be the date on which the notice of conversion is received by the company. Upon receipt of such notice of conversion, the company will, within 10 business days, send to the holder of preference shares C that sent such notice of conversion, documentation evidencing the completion of the conversion. The exercise of conversion rights shall be irrevocable. The costs of conversion shall be for account of the company.

i.                                The company shall, in the event the Conversion Price is adjusted pursuant to this article 34 paragraph 4, give notice, by registered mail, to the holders of preference shares C. In case, and for as long as any of the outstanding preference shares C are bearer shares, such notice shall be published in at least one countrywide circulated newspaper published in the Netherlands. In respect of registered preference shares C, such notice shall be given at the address of such holder of preference shares C showing from the register of shareholders of the company.

Article 35. Date for payment.

Payment of dividends and other distributions shall be announced in accordance with article 44.

CHAPTER XI.

General meetings of shareholders.

Article 36. Annual meeting.

1.                            The annual meeting shall be held annually, and not later than six months after the end of the financial year.

2.                            The agenda for that meeting shall contain, inter alia, the following points for discussion:

a.                             the annual report;

b.                            adoption of the annual accounts;

c.                             discharge of the members of the executive board and the members of the supervisory board;

d.                            any filling of vacancies;

e.                             any other proposals put forward by the supervisory board or the executive board put forward for discussion and announced with due observance of article 38, such as proposals concerning the designation of a body competent to issue shares and the authorization of the executive board to cause the acquisition of own shares or depository receipts thereof by the company.

Article 37. Other meetings.

Other general meetings of shareholders shall be held as often as the executive board or the supervisory board deems such necessary, without prejudice to the provisions of the articles 110, 111 and 112, Book 2 of the Civil Code.

Article 38. Convocation. Agenda.

1.                            General meetings of shareholders shall be convened by the supervisory board or the executive board.

2.                            The convocation shall take place no later than on the fifteenth day prior to the date of the meeting.

3.                            The notice of the meeting shall state the subjects to be dealt with or it shall state that the shareholders and the holders of depository receipts of shares may take cognisance thereof at the company’s office, without prejudice to the provisions of article 45 paragraph 2 of the articles of association and of article 99 paragraph 7, Book 2 of the Civil Code.

4.                            The notice of the meeting shall state the requirement for admission to the meeting as described in article 42.

5.                            Convocation shall be made in the manner stated in article 44.

6.                            Matters not stated in the notice of the meeting may be further announced, subject to the time limit pertaining to the convocation of meetings, in the manner stated in article 44.

7.                            Unless the notice of the meeting includes the contents of all documents which, according to the law or the articles of association, are to be available to shareholders and to holders of depository receipts of shares for inspection in connection with the meeting to be held, these documents are to be made available free of charge to shareholders and holders of depository receipts in Amsterdam at the office of an institution admitted to the public company Euronext Amsterdam N.V. to be designated in the notice of the meeting or another payment office as referred to in the Rules relating to Securities.

8.                            Shareholders representing alone, or in the aggregate, at least one percent (1%) of the issued capital, have the right to request the executive board or the supervisory board to place items on the agenda of the general meeting of shareholders.

These requests shall in principal be honoured by the executive board or the supervisory board on the condition:

a.                             that the shareholders have a reasonable interest in the items to be considered;

b.                            that the placing on the agenda is not in conflict with an orderly course of the meeting and that there shall be no grave interests of the company which resist against the placing on the agenda;

c.                             that the request has been filed in writing with the executive board or the chairman of the supervisory board at least sixty days prior to the date of the general meeting of shareholders.

9                               The expression “shareholders” in this article shall include beneficiaries of a life interest and pledgees to which the voting rights on shares accrue.

Article 39. Place of meetings.

The general meetings of shareholders shall be held in Amsterdam.

Article 40. Chairmanship.

1.                            The general meetings of shareholders shall be chaired by the chairman of the supervisory board or, in his absence, by a vice-chairman of that board; in the event that the latter is (are) also absent, the supervisory board members present shall elect a chairman from their midst. The supervisory board may designate another person to act as chairman of a general meeting of shareholders.

2.                            If the chairman has not been appointed in accordance with paragraph 1, the meeting shall itself choose a chairman. Until that moment a member of the executive board designated thereto by the executive board shall act as chairman.

Article 41. Minutes.

1.                            Minutes shall be kept of the proceedings at every general meeting of shareholders by a secretary to be designated by the chairman. The minutes shall be adopted by the chairman and the secretary and shall be signed by them as evidence thereof.

2.                            The supervisory board or the chairman may determine that notarial minutes shall be drawn up of the proceedings of the meeting. The notarial minutes shall be co-signed by the chairman.

Article 42. Rights at meetings. Admittance.

1.                            Each shareholder entitled to vote and each beneficiary of a life interest or pledgee to whom the voting rights accrue shall be entitled to attend the general meeting of shareholders, to address the meeting and to exercise his voting rights. Where it concerns ordinary registered shares, the executive board must be notified in writing of the intention to attend the meeting. Such notice must be received by the executive board not later than on the date mentioned in the notice of the meeting.

2.                            The right to take part in the meeting in accordance with paragraph 1 may be exercised by a proxy authorized in writing, provided that, where it concerns ordinary shares, the power of attorney has been received by the executive board not later than on the date mentioned in the notice of the meeting.

3.                            If the voting rights on a share accrue to the beneficiary of a life interest or to a pledgee, instead of to the shareholder, the shareholder is also authorized to attend the general meeting of shareholders and to address the meeting, provided that, where it concerns ordinary registered shares, the executive board has been notified of the intention to attend the meeting in accordance with paragraph 1. Paragraph 2 applies analogously.

4.                            With respect to the voting rights and the right to participate in meetings attached to ordinary bearer shares, the company shall apply by analogy the provisions of Sections 88 and 89 Book 2 of the Dutch Civil Code and recognise as a shareholder the person named in a written statement from a Necigef-participant as a Necigef-beneficiary, entitled to a given number of ordinary bearer shares belonging to such Necigef-participant’s collective deposit of ordinary bearer shares in the company and remaining thus entitled until the close of the meeting.

A holder of ordinary bearer shares or his proxy shall only have admittance to the meeting if the foregoing statement has been deposited not later than on the date stated in the notice convening the meeting at the place mentioned therein. The receipt issued once such statement has been deposited shall give admittance to the meeting. The foregoing provisions of this paragraph 4 shall apply mutatis mutandis to each pledgee or usufructuary of ordinary bearer shares in whom voting rights are vested or their proxy.

5.                            The executive board has the power to determine in the notice convening the meeting that for the application of section 117, subsections 1 and 2, of Book 2 of the Netherlands Civil Code, the persons that are entitled to attend and address meetings and to vote are the persons who have those rights on a determined day and are entered as such in a register (or one or more parts thereof) that has been designated for that purpose by the executive board, notwithstanding who is entitled to those shares or depositary receipts at the time of the meeting. In this matter the provisions of paragraph 1 up to and including 4 also apply on the understanding that:

a.                             the statement of the Necigef-participant as referred to in paragraph 4 does not have to include that the person mentioned shall remain participant until the close of the meeting;

b.                            the requirement of entry in the register thas has been designated for that purpose by the executive board shall substitute the requirement of depositing a statement as referred to in this paragraph 4.

6.                            Each share confers the right to cast one vote.

7.                            Each person entitled to vote or his proxy shall sign the attendance list.

8.                            Each holder of depository receipts shall be entitled to attend the general meeting of shareholders and to address the meeting. Where registered depository receipts are concerned, the provisions in paragraph 1 second and third sentence shall be analogously applicable. Where bearer depository receipts of shares are concerned, the certificates of depository receipts of shares must be deposited at the place stated in the notice convening the meeting not later than the date stated in the notice convening the meeting. The provisions in this paragraph shall not be applicable to the beneficiary of a life interest and the pledgee referred to in paragraph 1 and to the shareholders referred to in paragraph 3.

9.                            The right to attend meetings in accordance with paragraph 8 may be exercised by a proxy authorised in writing, provided that, without prejudice to the lodging requirement, the form of proxy has been received by the executive board on the date stated in the notice of the meeting at the latest.

10.                      The date mentioned in the notice of the meeting, referred to in the paragraphs 1, 4, 5 and 8, cannot be prior than the seventh day prior to the date of the meeting. The date mentioned in the notice of the meeting, referred to in the paragraphs 2 and 9, cannot be prior than the third day prior to the date of the meeting.

11.                      The members of the supervisory board and of the executive board shall be entitled to attend the meeting and shall, as such, have the right to advise the general meeting of shareholders.

12.                      The chairman shall decide whether persons other than those who shall be admitted in accordance with the above provisions of this article shall be admitted to the meeting.

Article 43. Votes.

1.                            Except where the law or the articles of association require a qualified majority, all resolutions shall be adopted by absolute majority of the votes cast.

2.                            If in an election of persons a majority is not obtained, a second free vote shall be taken. If again a majority is not obtained, further votes shall be taken until either one person obtains a majority or the election is between two persons only, both of whom receive an equal number of votes. In the event of such further elections (not including the second free vote), each election shall be between the persons who participated in the preceding election, but with the exclusion of the person who received the smallest number of votes in that preceding election. If in a preceding election more than one person receives the smallest number of votes, it shall be decided by lot which of these persons should not participate in the new election. If there is a tie of votes in an election between two persons, it shall be decided by lot who is elected, without prejudice to the provision of the following paragraph.

3.                            If there is a tie of votes in a vote other than a vote for the election of persons, the proposal is thus rejected.

4.                            All votes may be cast orally. The chairman is however entitled to decide a vote by a secret ballot. If it concerns an election of persons, also a person present at the meeting and entitled to vote can demand a vote by a secret ballot. Voting by secret ballot shall take place by means of secret, unsigned ballot papers.

5.                            Abstentions and invalid votes shall not be counted as votes.

6.                            Voting by acclamation shall be possible if none of the persons present and entitled to vote objects against it.

7.                            The provisions of the articles 13 paragraphs 3 and 4, and 117, Book 2 of the Civil Code also apply to the general meeting of shareholders.

Article 43A. Meeting of holders of shares of one class.

1.                            Meetings of holders of shares of one class shall be convened by the executive board or by the supervisory board. The meetings shall be held as often as the executive board or the supervisory board deems necessary, and also whenever such is required in accordance with the law or the articles of association.

2.                            With regard to these meetings, the provisions regarding the general meetings of shareholders shall, to the extent possible, apply analogously.

CHAPTER XII.

Convocations and notifications.

Article 44.

All announcements for the general meetings of shareholders, all notifications concerning dividend and other payments and all other communications to shareholders and holders of depository receipts shall be effected by means of a notice in a national daily paper and in the Official Price List, without prejudice to the provisions of article 96a paragraph 4, Book 2 of the Civil Code.

CHAPTER XIII.

Amendment of the articles of association and dissolution.

Article 45. Amendment to the articles of association. Dissolution.

1.                            A resolution to amend the articles of association or to dissolve the company shall only be adopted at the proposal of the executive board which has been approved by the supervisory board. Any amendment of the articles of association affecting the rights attached to the preference shares C including but not limited to any amendment providing for the creation of a class of shares with a preference to dividends, distributions of reserves or liquidation distributions which is equal to or higher than that of the preference shares C,  shall also be subject to the prior 90% approval of the meeting of holders of preference shares C.

2.                            When a proposal to amend the articles of association or to dissolve the company is to be submitted to the general meeting, this must be mentioned in the notice of the general meeting of shareholders or in the further announcement referred to in article 38 paragraph 6 and, if an amendment to the articles of association is to be discussed, a copy of the proposal, setting forth the text of the proposed amendment verbatim, shall at the same time be deposited at the company’s office for inspection and shall be held available for shareholders and holders of depository receipts free of charge until the end of the meeting.

Article 46. Liquidation.

1.                            In the event of dissolution of the company by virtue of a resolution of the general meeting, the members of the executive board shall be charged with the liquidation of the business of the company and the supervisory board with the supervision thereof.

2.                            During liquidation, the provisions of these articles of association shall remain in force as far as possible.

3.                            From the balance remaining after payment of debts there shall first be distributed as a Liquidation Distribution to the holders of preference shares A and preference shares C:

a.                             the sum of (x) an amount equal to any unpaid dividend, whether declared or not, on the preference shares A and the preference shares C in respect of any closed financial year, which amount shall be calculated in accordance with the provisions of article 33, paragraph 1, increased by the interest as referred to in that article, if applicable, to be calculated over the period ending on the date on which the Liquidations Distribution shall become payable, and (y) an amount equal to the dividend on the preference shares A and the preference shares C in respect of the current financial year, which amount shall be calculated in accordance with the provisions of article 33, paragraph 1, to be calculated proportionally over the elapsed portion of that financial year ending on the date on which the Liquidation Distribution shall become payable; and

b.                            an amount per preference share A and preference share C, equal to the yield basis A and yield basis C respectively referred to in article 33 paragraph 1 under a.

If the balance is not sufficient therefor, distribution shall be effected in proportion to the yield basis A and the yield basis C respectively.

4.                            The balance remaining after application of paragraph 3 there shall be distributed to the holders of preference shares B:

a.                             any outstanding dividend referred to in article 33 paragraph 1, which shall then be calculated over the period ending on the date on which the liquidation payment shall become payable; and

b.                            the nominal amount paid on these shares.

If the balance is not sufficient therefor, distribution shall be effected in proportion to the amounts paid on those shares.

5.                            The balance then remaining shall be distributed to the holders of ordinary shares in proportion to the total amount of ordinary shares held by each of them.

6.                            The liquidation shall otherwise be subject to the provisions of Title 1, Book 2 of the Civil Code.

Article 47. Transitional provisions.

1.                            Share certificates for bearer shares, in issue on 12 June 2001 shall, up to the same nominal amount, be registered on the Necigef Global Certificate against surrender of the share certificates (K-certificates) provided with all uncalled dividend coupons and talons and, as the case may be, against surrender of the share certificates (CF-certificates) provided with simplified dividend sheets. After the 31 October 2001 rights to dividends and other distributions attached to bearer shares, in issue on 12 June 2001, can only be exercised if the bearer shares concerned have been surrender in accordance with the foregoing provisions of this paragraph.

2.                            The executive board can issue duplicates for documents as referred to in paragraph 1 of this article which are damaged, lost, stolen or destroyed. For this issuance the executive board may stipulate conditions including giving guarantees and charging costs to the applicant. Upon issuing duplicates the original documents shall be deemed worthless vis-à-vis the company. The new document shall clearly state that it is a duplicate.

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